                                                               EXHIBIT 99.3


     Excerpts from the Preliminary Offering Memorandum dated August 27, 1997, relating to the Company's $150,000,000 Senior Notes due 2007.


                           SOURCES AND USES OF FUNDS

     The Offering, the Marion Acquisition, the Bridge Loan and the repayment thereof, the repayment of the Company's 10.5% Secured Notes due December 14, 1999 (the "Secured Notes"), the AIP Merger, the initial borrowings under the Revolving Credit Facility, and the payment of fees and expenses in connection with the foregoing are collectively referred to in this Offering Memorandum as the "Transactions." The following table illustrates the sources and uses of funds relating to the Transactions assuming the Transactions were all consummated on June 30, 1997.

               SOURCES                                            USES
               -------                                            ----
                                     (DOLLARS IN MILLIONS)
Revolving Credit Facility(1)..........  $ 23.3    Pay consideration in AIP Tender Offer
Notes.................................   150.0      and AIP Merger(2)...................  $196.6
AIP Equity Contribution(3)............   143.0    Repay Secured Notes(4)................    65.8
Cash on hand(5).......................     5.0    Repay Bridge Loan(6)..................    45.0
                                        ------    Repay existing credit facility(5).....     0.4
                                                  Fees and expenses.....................    13.5
                                                                                          ------
     Total Sources....................  $321.3         Total Uses.......................  $321.3
                                        ======                                            ======

-------------------------

(1) Bucyrus has a commitment from Bank One, Wisconsin, to enter into a new credit agreement which will provide for a $75 million senior secured revolving credit facility, with a $25 million sublimit for standby letters of credit (the "Revolving Credit Facility"). The Revolving Credit Facility is expected to be used to finance working capital and capital expenditures. Availability under the Revolving Credit Facility is limited to a borrowing base formula, which at June 30, 1997, would have permitted borrowings and letters of credit totaling $68.7 million. See "Revolving Credit Facility." Effectiveness of the Revolving Credit Facility is a condition to consummation of the Offering.

(2) Assumes that the Short-Form Merger (as defined) is effected. If the Short-Form Merger is not effected, BAC will use proceeds from the AIP Equity Contribution and an equity contribution from, or arranged by, AIP (the "AIP Bridge Equity") to effect the AIP Tender Offer. In such case, upon consummation of the AIP Merger, the AIP Bridge Equity will be repurchased and the consideration in the AIP Merger will be paid with a portion of the proceeds from the Offering, which the Company intends to invest in short-term investment-grade securities pending such use.

(3) Upon consummation of the AIP Tender Offer, AIP will contribute $143.0 million in cash as common equity to BAC (the "AIP Equity Contribution").

(4) Does not include interest accrued on the Secured Notes at the rate of 10.5% per annum from June 30, 1997, which interest will be funded with additional cash on hand.

(5) The actual balance of the existing credit facility may be different on the date the Transactions are actually consummated; therefore, the amount of the existing credit facility to be repaid and the amount of either cash on hand or borrowings under the Revolving Credit Facility actually used to consummate the Transactions may be different at the time of such consummation.

(6) Does not include interest accrued on the Bridge Loan at the Adjusted Eurodollar Rate, as defined in the Bridge Loan Agreement, plus 5% per annum from August 26, 1997, which interest will be funded with additional cash on hand. The initial rate was 10.625%. The Bridge Loan was incurred to finance the Marion Acquisition and related fees and expenses.

                                  RISK FACTORS

     Prospective purchasers of the Notes should consider carefully the risk factors set forth below, as well as the other information set forth in this Offering Memorandum.

     This Offering Memorandum contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward looking statements may be found under the captions "Offering Memorandum Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as elsewhere within the Offering Memorandum. Forward looking statements include statements regarding the intent, belief or current expectations of the Company, primarily with respect to the future operating performance of the Company or related industry developments. When used in this Offering Memorandum, terms such as "anticipate," "believe," "estimate," "expect," "indicate," "may be," "objective," "plan," "predict," and "will be" are intended to identify such statements. Prospective purchasers of the Notes are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ from those described in the forward looking statements as a result of various factors, many of which are beyond the control of the Company. Forward looking statements are based upon management's expectations at the time they are made. Actual results could differ materially from those projected in the forward looking statements as a result of the risk factors set forth below and the matters set forth in the Offering Memorandum generally. The Company cautions the reader, however, that this list of factors may not be exhaustive.

SUBSTANTIAL LEVERAGE; RESTRICTIVE LOAN COVENANTS

     Upon completion of the Offering, the Company will have substantial indebtedness and significant debt service obligations. As of June 30, 1997, on a pro forma basis after giving effect to the Transactions, the Company would have had total long-term indebtedness, including current maturities, of $176.2 million, as well as undrawn borrowings under the Revolving Credit Facility of $47.0 million. The Indenture will permit the Company to incur additional indebtedness, including secured indebtedness, subject to certain limitations. See "Offering Memorandum Summary -- Sources and Uses of Funds," "Capitalization," and "Description of the Notes -- Certain Covenants."

     The Company's high degree of leverage could have important consequences to the Noteholders, including, without limitation: (i) a substantial portion of the Company's cash from operations will be committed to the payment of debt service and will not be available to the Company for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital expenditures or acquisitions may be limited; (iii) a substantial decrease in net operating cash flows or an increase in expenses could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage; (v) certain indebtedness under the Revolving Credit Facility will be at variable rates of interest, which will cause the Company to be vulnerable to increases in interest rates; and (vi) all of the indebtedness outstanding under the Revolving Credit Facility will be secured by substantially all the assets of the Company and will become due prior to the time the principal on the Notes will become due. Any inability of the Company to service its indebtedness or obtain additional financing as needed would have a material adverse effect on the Company. See "Revolving Credit Facility" and "Description of the Notes."

     The Company believes that based upon anticipated levels of operations after the Marion Acquisition (assuming the timely integration of Marion's business into that of the Company) it will be able to meet its debt service obligations, including interest payments in respect of the Notes. If, however, the Company cannot generate sufficient cash flow from operations to meet its obligations, the Company may be required to refinance its debt or to dispose of assets to obtain funds for such purpose. There is no assurance that refinancings or asset dispositions could be effected on satisfactory terms or would be permitted by the terms of the Revolving Credit Facility or the Indenture. See "-- Realization of Benefits of the Marion Acquisition; Integration of Marion."

     The Revolving Credit Facility and the Indenture will contain numerous covenants that will limit the discretion of management with respect to certain business matters and place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments or investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. See "Revolving Credit Facility" and "Description of the Notes -- Certain Covenants." The Revolving Credit Facility will also contain a number of financial covenants that will require the Company to maintain certain financial ratios (including a consolidated fixed charge coverage ratio, a consolidated interest coverage ratio, and a consolidated leverage ratio) and tests (including maintenance of the Company's net worth at a specified level). A failure to comply with the obligations contained in the Revolving Credit Facility or the Indenture could result in an event of default under the Revolving Credit Facility or an Event of Default (as defined herein) under the Indenture that, if not cured or waived, would permit acceleration of the relevant debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. Other indebtedness of the Company and its subsidiaries could contain amortization and other prepayment provisions, or financial or other covenants, more restrictive than those applicable to the Notes.

REALIZATION OF BENEFITS OF THE MARION ACQUISITION; INTEGRATION OF MARION

     Management has estimated that significant cost savings can be achieved as a result of the integration of Marion into the Company. The estimates of potential cost savings are forward looking statements that are inherently uncertain. Actual cost savings, if any, could differ materially from those projected. All of these forward looking statements are based on estimates and assumptions made by management of the Company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such estimates.

     Full realization of the potential benefits and savings of the Marion Acquisition will be dependent upon a variety of factors, including (i) retention of a substantial portion of Marion's net sales, particularly aftermarket sales;
(ii) achievement of significant reductions in operating costs through the consolidation of operations and the restructuring of engineering, manufacturing, selling, and administrative functions; and (iii) expansion of the Company's presence in several markets where Marion has established relationships with local mining interests and government authorities. Any material delays or unexpected costs incurred in connection with the integration of Marion into the Company could have a material adverse effect on the Company and its results of operations, liquidity, and financial condition.

     The integration of Marion will require substantial attention from the Company's management team. The diversion of management's attention, as well as any other difficulties which may be encountered in the transition and integration process, could have a material adverse effect on the revenue and operating results of the Company. There can be no assurance that the Company will be able to integrate the operations of the Company and Marion successfully or the extent to which the Company will be able to realize the potential benefits of the Marion Acquisition or the timing of any such benefits. Failure to achieve a substantial portion of these benefits within the time frame expected by the Company could have a material adverse effect on the Company, including its ability to make payments on the Notes. See "Unaudited Pro Forma Combined Condensed Financial Statements" and "Business -- Integration Strategies."

CYCLICAL NATURE OF INDUSTRY; POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

     The Company's business is cyclical in nature and sensitive to changes in general economic conditions, including fluctuations in market prices for coal and energy alternatives to coal, copper, iron ore, and phosphate. These businesses are in turn influenced by a variety of factors beyond the Company's control, including interest rates and general economic conditions throughout the world. As a result of this cyclicality, the Company has experienced, and in the future could experience, reduced net sales and margins, which may affect the Company's ability to satisfy its debt service obligations, including payments on the Notes, on a timely basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's net sales and operating results may fluctuate significantly from period to period. Given the large sales price of the Company's machinery, one or a limited number of machines may account for a substantial portion of net sales in any particular period. As a result, in any given period, a single customer may account for a large percentage of net sales. Losing the business of any of its top customers could have an adverse effect upon the results of operations and financial condition of the Company. Although the Company recognizes net sales on a percentage-of-completion basis for new machines, the timing of one or a small number of contracts in any particular period may nevertheless affect operating results. In addition, net sales and gross profit may fluctuate depending upon the size and the requirements of the particular contracts entered into in that period. As a result of these and other factors, the Company may experience significant fluctuations in net sales and operating results in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FOREIGN OPERATIONS

     Both the Company and Marion have significant operations in foreign countries and derive a substantial portion of their net sales from foreign markets. During 1996, $279.6 million, or approximately 75%, of the Company's pro forma net sales were generated outside the United States.

     The value of the Company's foreign sales and earnings may vary with currency exchange rate fluctuations. To the extent that the Company does not take steps to mitigate the effects of changes in relative values, changes in currency exchange rates could have an adverse effect upon the Company's results of operations, which in turn could adversely affect the Company's ability to meet its debt service obligations, including payments on the Notes. Furthermore, international manufacturing, sales and service operations are subject to other inherent risks, including labor unrest, political instability, restrictions on transfer of funds, export duties and quotas, domestic and foreign customs and tariffs, current and changing regulatory environments, difficulty in obtaining distribution support, and potentially adverse tax consequences. There can be no assurance that these factors will not have a material adverse effect on the Company or its international operations or sales. See "Business -- Foreign Operations."

COMPETITION

     The Company operates in a highly competitive environment. It competes directly and indirectly with other manufacturers of draglines, mining shovels (both electric and hydraulic), and rotary blast hole drills, as well as with manufacturers of parts and components for all of the foregoing. Some of the Company's competitors are larger, have greater financial resources, and may be less leveraged than the Company. See "Business -- Competition."

ENVIRONMENTAL AND RELATED MATTERS

     The Company's operations and properties are subject to a broad range of federal, state, local and foreign laws and regulations relating to environmental matters, including laws and regulations governing discharges into the air and water, the handling and disposal of solid and hazardous substances and wastes, and the remediation of contamination associated with releases of hazardous substances at Company facilities and at off-site disposal locations. These laws are complex, change frequently and have tended to become more stringent over time.

     Based upon the Company's experience to date, the Company believes that the future cost of compliance with existing environmental laws, regulations and ordinances (or liability for known environmental claims) will not have a material adverse effect on the Company's business, financial condition and results of operations. Nevertheless, future events, such as compliance with more stringent laws or regulations, or more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws could require additional expenditures by the Company which may be material. Certain laws, such as the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") provide for strict joint and several liability for investigation and remediation of spills and other releases of hazardous substances. Such laws may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes or other contamination attributable to an entity or its predecessors come to be located. The Company is currently a Potentially Responsible Party ("PRP") under CERCLA at several sites. While no assurance can be given, the Company believes that expenditures for compliance and remediation will not have a material effect on its capital expenditures, earnings or competitive position. See "Business -- Environmental Matters."

LABOR RELATIONS

     As of July 31, 1997, 418 of the 797 employees at the Company's South Milwaukee facility were represented by the United Steelworkers of America Union. In May 1997, the union ratified a new four-year agreement with the Company that expires on April 30, 2001. Although the Company believes that its relations with its employees are satisfactory, a dispute between the Company and its employees could have a material adverse effect on the Company. See "Business -- Employees."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The reorganization of the Company under Chapter 11 of the Bankruptcy Code was effective December 14, 1994. The reorganization was accounted for using the principles of fresh start reporting as required by AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Under the principles of fresh start reporting, total assets were recorded at their assumed reorganization value, with the reorganization value allocated to identifiable tangible and intangible assets on the basis of their estimated fair value, and liabilities were adjusted to the present values of amounts to be paid where appropriate. The consolidated financial statements for periods subsequent to December 14, 1994, include the related amortization charges associated with the fair value adjustments.

     As a result of the implementation of fresh start reporting, the consolidated financial statements of the Company are not comparable to the consolidated financial statements of periods prior to December 14, 1994. The consolidated financial statements presented for prior periods are not the Company's, but instead are those of B-E Holdings, Inc. (the "Predecessor Company"), the former parent of the Company, which was merged with and into the Company on December 14, 1994.

RESULTS OF OPERATIONS

  COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 AND 1996

     NET SALES. Net sales for the first six months of 1997 were $143.8 million compared with $130.8 million for the first six months of 1996. Net sales of repair parts and services were $88.6 million, which is an increase of 8% from the first six months of 1996. The increase in repair parts and service net sales occurred primarily at foreign locations. Net machine sales were $55.1 million, which is an increase of 13% from the first six months of 1996. Net sales of electric mining shovels increased 39% from the first six months of 1996. The increase in electric mining shovel volume was primarily in copper markets. Net sales of blast hole drills decreased 28% from the first six months of 1996. There has been an overall decline in worldwide blast hole drill sales activity in 1997.

     OTHER INCOME. Other income, which consists primarily of interest income, was $0.6 million and $0.5 million for the six months ended June 30, 1997 and 1996, respectively.

     COST OF PRODUCTS SOLD. Cost of products sold for the first six months of 1997 was $116.3 million, or 81% of net sales, compared with $107.0 million, or 82% of net sales, for the first six months of 1996. The increase in gross margin percentage was primarily due to improved machine margins.

     PRODUCT DEVELOPMENT, SELLING, ADMINISTRATIVE AND MISCELLANEOUS EXPENSES. Product development, selling, administrative and miscellaneous expenses for the first six months of 1997 were $18.3 million, or 13% of net sales, compared with $17.9 million, or 14% of net sales, for the first six months of 1996.

     INTEREST EXPENSE. Interest expense for the first six months of 1997 was $4.0 million compared with $4.2 million for the first six months of 1996. The Company has the option of paying interest on the Secured Notes in cash at 10.5% or in kind (issuance of additional Secured Notes) at 13%. For the first six months of 1997, interest was accrued at 10.5% since the Company paid this interest in cash. For the first six months of 1996, interest was accrued at 13% since the Company paid this interest in kind. Interest was accrued on a higher principal balance in 1997 since all interest was paid in kind through December 31, 1996.

     INCOME TAXES. For the six months ended June 30, 1997, income tax expense consists primarily of foreign taxes at applicable statutory rates and a non-cash income tax provision on United States taxable income at applicable statutory rates. For the component of the United States tax provision relating to tax benefits realized from reductions in the valuation allowance established as of

December 14, 1994 (the date the Company reorganized under chapter 11 of the Bankruptcy Code), a corresponding $0.5 million reduction of intangible assets was recorded in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code". For the component of the United States tax provision relating to reductions in the valuation allowance established after December 14, 1994, an income tax benefit was recorded.

     For the six months ended June 30, 1996, income tax expense consists primarily of foreign taxes at applicable statutory rates. For United States tax purposes there was a loss for which there was no income tax benefit.

     NET EARNINGS. Net earnings for the first six months of 1997 were $3.4 million compared with $0.9 million for the first six months of 1996. The increase in net earnings was primarily due to increased sales volume and improved gross margin percentage.

     INVENTORY, BACKLOG AND NEW ORDERS. The Company maintains a substantial inventory of partially manufactured machines and components, as well as finished goods inventory, primarily consisting of replacement parts, in order to reduce lead times and respond quickly to customers' delivery requirements. Inventories at June 30, 1997 were $74.6 million (27% of net sales for the twelve months ended June 30, 1997), compared with $70.5 million (28% of net sales for the twelve months ended June 30, 1996) at June 30, 1996. At June 30, 1997 and 1996, $48.1 million and $43.4 million, respectively, were held as finished goods inventory.

     The Company's consolidated backlog at June 30, 1997, was $215.8 million compared with $158.7 million at December 31, 1996, and $184.1 million at June 30, 1996. Machine backlog at June 30, 1997, was $103.8 million, which is an increase of 112% from December 31, 1996, and an increase of 12% from June 30, 1996. The Company has received a letter of intent from BHP Coal Pty. Ltd., an Australian mining company, to purchase a 257OWS walking dragline which is scheduled for completion by December 31, 1999. This is expected to generate net sales of approximately $60.2 million and is included in machine backlog at June 30, 1997. Machine backlog for electric mining shovels and blast hole drills has decreased 53% from June 30, 1996. Repair parts and service backlog at June 30, 1997 was $112.0 million, which is an increase of 2% from December 31, 1996, and an increase of 23% from June 30, 1996. The increase in repair parts and service backlog from June 30, 1996, was at both United States and foreign locations. Backlog includes the dollar value of orders placed for new equipment as well as parts and services, including estimates of revenues expected to be generated from MARCs, minus dollars billed through manufacturing contracts, which are billed on a percentage of completion basis. MARC revenue estimates are based on payments expected for parts and for maintenance and operational services over the life of each contract, some of which have terms through 2002.

     New orders for the first six months of 1997 were $200.8 million, which is an increase of 2% from the first six months of 1996. New machine orders were $109.9 million, which is an increase of 44% from the first six months of 1996. Included in new machine orders for the first six months of 1997 was approximately $60.2 million for the aforementioned 257OWS walking dragline for BHP Coal Pty. Ltd. of Australia. New machine orders for electric mining shovels for the first six months of 1997 were even with last year while new machine orders for blast hole drills have decreased. There has been an overall decline in worldwide blast hole drill orders in 1997, which was anticipated as a result of a temporary lower demand for copper. During the first six months of 1996, a multiple machine order was received from one South American customer in the copper market resulting in new machine orders substantially higher than historical levels in that six months. As a result of a decline in copper prices in 1996 from historically high levels, demand from this market segment has remained low. However, due to a resurgence in copper prices in late 1996, which the Company expects to continue through 1997, there should be continued demand from this market segment for electric mining shovels and blast hole drills. There also was an increase in iron ore production in late 1994 that was sustained through 1995 and 1996. The Company anticipates that some iron ore producers will continue to replace aged electric mining shovel and blast hole drill fleets with new machines in an effort to reduce iron ore production costs. Also, price increases for hard coking coal in 1995 and 1996 have brought new demand for machines in western Canada and Australia in recent months. New repair parts and service orders were $90.9 million for the first six months of 1997, which is a decrease of 25% from the first six months of 1996. Included in new repair parts and service orders for the first six months of 1996 were large maintenance and repair contract orders at foreign locations.

  COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

     NET SALES. Net sales for 1996 were $263.8 million compared with $231.9 million for 1995. Net sales of repair parts and services for 1996 were $156.4 million, which is an increase of 1% from 1995. This increase consists of an increase in net sales at Minserco, Inc., a mining service subsidiary of the Company, offset by a decrease in net sales of repair parts, primarily at foreign locations. Net machine sales for 1996 were $107.4 million, which is an increase of 40% from 1995. The increase in net machine sales was primarily due to increased electric mining shovel shipments, primarily in copper markets.

     Net sales for 1995 were $231.9 million compared with $194.0 million for 1994. Net sales of repair parts and services for 1995 were $155.4 million, which is an increase of 8% from 1994. The increase in repair parts and service net sales was primarily due to increased repair parts net sales at foreign locations as a result of higher demand for replacement parts. Net machine sales for 1995 were $76.5 million, which is an increase of 55% from 1994. The increase was due to increased blast hole drill and electric mining shovel shipments, primarily in copper, coal, and iron ore markets.

     OTHER INCOME. Other income, which consists primarily of interest income, was $1.0 million, $1.3 million, and $3.1 million for 1996, 1995, and 1994, respectively. Included in the amount for 1994 was a favorable insurance settlement of $1.4 million.

     COST OF PRODUCTS SOLD. Cost of products sold for 1996 was $215.1 million, or 82% of net sales, compared with $205.6 million, or 89% of net sales, for 1995, and $164.1 million, or 85% of net sales, for 1994. Included in cost of products sold for 1995 and 1994 were charges of $10.1 million and $0.4 million, respectively, as a result of the fair value adjustment to inventory. This adjustment was made in accordance with the principles of fresh start reporting adopted in 1994 and was charged to cost of products sold as the inventory was sold. Also included in cost of products sold for 1995 was a charge of $4.4 million for the scrapping and disposal of excess inventory which related to certain older and discontinued machine models. Excluding the effects of the inventory fair value adjustment and excess inventory charge, cost of products sold as a percentage of net sales for 1995 was 82%.

     PRODUCT DEVELOPMENT, SELLING, ADMINISTRATIVE, AND MISCELLANEOUS
EXPENSES. Product development, selling, administrative, and miscellaneous expenses for 1996 were $36.5 million, or 14% of net sales, compared with $34.2 million, or 15% of net sales, in 1995, and $31.3 million, or 16% of net sales, in 1994. The dollar increase for 1996 was primarily due to higher product development and service costs to provide increased support to customers.

     INTEREST EXPENSE. Interest expense for 1996 was $8.6 million compared with $6.3 million for 1995. The increase for 1996 was primarily due to an increase in the interest rate on the Secured Notes from 10.5% to 13% effective December 14, 1995, for interest paid in kind by adding the interest to the principal balance. Also, interest on the Secured Notes was accrued on a higher principal balance in 1996 since all interest was paid in kind through December 31, 1996. The Company has the option of paying interest on the Secured Notes in cash at 10.5% or in kind at 13%.

     Interest expense for 1995 was $6.3 million compared with $14.2 million for 1994. The decrease was primarily due to the exchange of unsecured debt securities of B-E Holdings, Inc. and the Company for shares of the Company's common stock in connection with the Company's reorganization.

     RESTRUCTURING EXPENSES. Restructuring expenses of $2.6 million in 1995 consist of employee severance expenses recorded to reflect the cost of reduced employment and the severance costs related to the resignation of three officers of the Company. See Note B to the Company's audited financial statements appearing elsewhere herein.

     REORGANIZATION ITEMS. Reorganization items represent the expenses incurred as a result of the Company's efforts to reorganize under Chapter 11 of the Bankruptcy Code. In 1995, reorganization items consist entirely of legal and professional fees. Reorganization items in 1994 consist of $8.0 million of legal and professional fees, $41.1 million to adjust debt and redeemable preferred stock to the amount of the allowed claims in the Amended Plan, and a $1.1 million write-off of capitalized financing costs. These expenses were partially offset by $0.4 million of interest income earned from the Petition Date through December 13, 1994, on accumulated cash balances of B-E Holdings, Inc. and the Company.

     INCOME TAXES. Income tax expense consists primarily of foreign taxes at applicable statutory rates.

     NET EARNINGS (LOSS). Net earnings for 1996 were $2.9 million compared with a net loss of $18.8 million for 1995. During 1995, the Company undertook a restructuring of its corporate headquarters and foreign subsidiaries and completed an evaluation of its inventories and other items. The Company, in evaluating its inventory, determined that excess levels existed for certain older and discontinued machine models. Accordingly, a charge of $4.4 million was made in 1995 for the eventual scrapping and disposal of this inventory. Severance costs of $2.6 million were also recorded to reflect the cost of reduced employment at the corporate headquarters and foreign subsidiaries, and the resignation of three former officers. In addition, a $1.0 million charge resulting from the reestimation of certain customer warranty reserves was recorded in 1995, and a $0.9 million charge was made for reorganization items related to issues continuing from the bankruptcy proceedings. Net loss for 1995 also included $8.6 million (net of income taxes) of the inventory fair value adjustment related to fresh start reporting.

     Net loss for 1995 was $18.8 million compared with net earnings of $119.1 million for 1994. Included in net earnings for 1994 was an extraordinary gain on debt discharge of $142.5 million which was partially offset by reorganization items of $9.3 million.

     INVENTORY, BACKLOG, AND NEW ORDERS. Inventories at December 31, 1996, were $70.9 million (27% of net sales) compared with $73.6 million (32% of net sales) at December 31, 1995, and $82.4 million (42% of net sales) at December 31, 1994. At December 31, 1996, 1995, and 1994, $44.1 million, $44.5 million, and $51.9 million, respectively, were held as finished goods inventory.

     The Company's consolidated backlog on December 31, 1996 was $158.7 million compared with $118.0 million at December 31, 1995 and $72.3 million at December 31, 1994. Machine backlog at December 31, 1996 was $49.0 million, which is a decrease of 26% from December 31, 1995. The decrease in machine backlog from December 31, 1995 was primarily in electric mining shovel volume. Repair parts and service backlog at December 31, 1996 was $109.7 million, which is an increase of 110% from December 31, 1995. The increase in repair parts and service backlog from December 31, 1995, was primarily at foreign locations and reflect new orders related to long-term maintenance and repair contracts which will be completed in the next three to five years.

     New orders for 1996 were $304.5 million, which is an increase of 10% from 1995. New machine orders for 1996 were $90.6 million, which is a decrease of 22% from 1995. The decrease in new machine orders for 1996 was primarily in electric mining shovel volume and represented low machine net sales activity during the second half of 1996, primarily related to copper markets. New repair parts and service orders for 1996 were $213.9 million, which is an increase of 33% from 1995. The increase in repair parts and service orders for 1996 was primarily due to large maintenance and repair contract orders at foreign locations in the first three months of 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Working capital and current ratio are two financial measurements which provide an indication of the Company's ability to meet its short-term obligations. These measurements at December 31, 1994, 1995, and 1996, and June 30, 1997, were as follows:

                                                                  DECEMBER 31,
                                                       -----------------------------------     JUNE 30,
                                                         1994         1995         1996          1997
                                                         ----         ----         ----        --------
                                                                     (DOLLARS IN THOUSANDS)
Working capital....................................    $  78,208    $  65,330    $  78,814     $  82,521
Current ratio (ratio of current assets to current
  liabilities).....................................     2.6 to 1     2.2 to 1     2.9 to 1      2.3 to 1

     The decrease in the current ratio from December 31, 1996 to June 30, 1997, was primarily due to increased liabilities in order to support increased production of machines. The increase in working capital and the current ratio for the year ended December 31, 1996, was primarily due to a decrease in current liabilities to customers on uncompleted contracts and warranties and a decrease in outstanding project financing borrowings. The decrease in working capital and the current ratio for the year ended December 31, 1995, was primarily due to the inventory fair value adjustment of $10.1 million being charged to cost of products sold as the inventory was sold and an inventory obsolescence provision of $4.4 million. See "Results of Operations -- Comparison of Fiscal Years Ended December 31, 1996, 1995, and 1994 -- Cost of Products Sold."

     Equipment Assurance Limited, a subsidiary of Bucyrus, has pledged $1.1 million of its cash to secure its reimbursement obligations for outstanding letters of credit at June 30, 1997. This collateral amount is classified as Restricted Funds on Deposit in the Company's Consolidated Condensed Balance Sheets.

     The Company believes that current levels of cash and liquidity, together with funds generated by operations, funds available from the Revolving Credit Facility, and other project financing arrangements will be sufficient to permit the Company to satisfy its debt service requirements and fund operating activities through at least 1998. The Company is subject to significant business, economic, and competitive uncertainties that are beyond its control. Accordingly, there can be no assurance that the Company's financial resources will be sufficient for the Company to satisfy its debt service obligations and fund operating activities under all circumstances. See "Revolving Credit Facility."

     The Company had outstanding letters of credit and guarantees of $6.1 million at June 30, 1997. Of this amount, $4.7 million is related to the Company's existing credit agreement with Bank One, Wisconsin, with the remainder provided by various banks and insurance companies.

     At June 30, 1997, the Company had approximately $2.3 million of approved but unspent capital appropriations. Included in this amount is the remaining $1.2 million to be spent for a new service shop facility in Chile which is being financed primarily with a local bank in Chile.

     In addition, at June 30, 1997, the Company had committed approximately $5.5 million of a planned $20.0 million machine shop tool modernization project. The initial machine tools have been financed with operating leases and the remaining machine tools are expected to be financed using internally generated cash, borrowings under the Revolving Credit Facility, or operating leases.

EBITDA

     For purposes of this Offering Memorandum (other than "Description of the Notes"), "EBITDA" is defined as earnings (loss) before (i) income taxes;
(ii) interest expense; (iii) extraordinary gain; (iv) depreciation; (v) amortization; (vi) non-cash stock compensation; (vii) loss (gain) on sale of fixed assets; (viii) restructuring expenses; (ix) reorganization items; (x) inventory fair-value adjustment charged to cost of products sold; (xi) the AIP Management Fee, which will be subordinated to the Notes and will not be incurred by the Company until after the AIP Merger is consummated; and (xii) in 1995 only, a non-cash charge related to the scrapping and disposal of excess inventory related to certain older and discontinued machine models. Since cash flow from operations is very important to the Company's future, the EBITDA calculation provides a summary review of cash flow performance. In addition, the Revolving Credit Facility requires the calculation of EBITDA for certain ratios and covenants. EBITDA (as defined herein) should not be considered an alternative to operating income determined in accordance with GAAP as an indicator of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. The following table reconciles the Company's historical earnings (loss) before income taxes and extraordinary gain to EBITDA (as defined herein).

                                          PREDECESSOR
                                            COMPANY
                                          ------------                     YEARS ENDED       SIX MONTHS ENDED
                                           JANUARY 1-    DECEMBER 14-      DECEMBER 31,          JUNE 30,
                                          DECEMBER 13,   DECEMBER 31,   ------------------   -----------------
                                              1994           1994         1995      1996      1996      1997
                                          ------------   ------------     ----      ----      ----      ----
                                                                 (DOLLARS IN THOUSANDS)
Earnings (loss) before income taxes and
  extraordinary gain....................    $(21,438)       $(427)      $(16,258)  $ 4,636   $ 2,234   $ 5,815
Restructuring expenses..................          --           --          2,577        --        --        --
Reorganization items....................       9,338           --            919        --        --        --
Inventory fair value adjustment charged
  to cost of products
  sold..................................          --          362         10,065        --        --        --
Non-cash expenses:
  Depreciation..........................       7,356          145          3,671     3,882     1,980     2,179
  Amortization..........................       3,679           23          1,194     1,142       584       534
  Stock compensation....................          --           --             --       668       116       420
  (Gain) loss on sale of fixed assets...          37            5           (166)      362       246        (4)
  Payment in kind interest on the
    Secured Notes and deferred rent
    (interest) on sale and leaseback
    financing arrangement (Predecessor
    Company)............................       7,287          258          5,691     7,783     3,767        --
  Amortization of debt discount.........          71           --             --        --        --        --
Cash interest expense(1)................       6,553           26            563       774       406     3,956
                                            --------        -----       --------   -------   -------   -------
Adjusted EBITDA(2)(3)...................      12,883          392          8,256    19,247     9,333    12,900
Excess inventory charge(3)..............          --           --          4,416        --        --        --
                                            --------        -----       --------   -------   -------   -------
EBITDA (as defined herein)(3)...........    $ 12,883        $ 392       $ 12,672   $19,247   $ 9,333   $12,900
                                            ========        =====       ========   =======   =======   =======

-------------------------
(1) Cash interest expense for the Predecessor Company includes all accrued but unpaid interest prior to February 18, 1994, the date the Predecessor Company commenced voluntary petitions under Chapter 11 of the Bankruptcy Code (the "Petition Date"). Contractual interest of $20.3 million on the unsecured debt of the Predecessor Company did not accrue subsequent to the Petition Date. Excludes interest on the Secured Notes that has been paid in kind, amortization of debt discount, and deferred rent (interest) on the sale and leaseback financing arrangement.

(2) The Company has historically reported "Adjusted EBITDA" in its financial disclosures to highlight the effects that fresh start accounting, restructuring expenses, and reorganization items have on reported net earnings.

(3) For the year ended December 31, 1995, the Company recognized a charge of $4.4 million to cost of products sold for the scrapping and disposal of excess inventory which related to certain older and discontinued machine models. See Note E to the Company's audited financial statements appearing elsewhere herein. The Company is presenting an alternative calculation of EBITDA (as defined herein) as compared to Adjusted EBITDA, to reflect the non-cash impact of this charge for comparison purposes.

                                    BUSINESS

GENERAL

     The Company (formerly known as Bucyrus-Erie Company) was incorporated in Delaware in 1927 as the successor to a business that has been in continuous operation since 1880. The Company is one of the world's leading manufacturers of large-scale excavation equipment used in surface mining and other earth moving operations, including rotary blast hole drills, electric mining shovels, and draglines. Bucyrus machines are used throughout the world by customers who mine coal, iron ore, copper, gold, phosphate, bauxite, oil sands, and other minerals, as well as for land reclamation activities.

     An important part of the Company's business consists of aftermarket sales, such as supplying parts, providing maintenance and repair services, providing technical advice, as well as refurbishing and relocating older, installed machines. The importance of aftermarket products and services in this industry is a function of the equipment's size, expense, complexity, and long life. Through domestic and foreign subsidiaries and overseas offices, the Company offers a global network of comprehensive direct marketing services and aftermarket support, which is critical to enhance machine longevity and productivity in the field. This network caters primarily to the Company's own installed equipment base; however, it also provides repair parts and maintenance services for other manufacturers' equipment on a limited basis.

     For the fiscal year ended December 31, 1996, the Company had total net sales of $263.8 million, comprised of $107.4 million (41%) in new equipment sales and $156.4 million (59%) in aftermarket parts and service sales, and had EBITDA (as defined herein) of $19.2 million. See the Company's consolidated financial statements appearing elsewhere herein.

THE MARION ACQUISITION

     On August 26, 1997, the Company consummated the Marion Acquisition. The purchase price for Marion was $40.1 million, subject to post-closing adjustments which would have reduced the purchase price by approximately $3.7 million if the Marion Acquisition had taken place on June 30, 1997. For the fiscal year ended October 31, 1996, Marion had total net sales of $109.6 million, comprised of $36.4 million (33%) in new equipment sales and $73.2 million (67%) in aftermarket parts and service sales.

     The Company financed the Marion Acquisition and related fees and expenses utilizing a $45.0 million unsecured bridge loan (the "Bridge Loan") provided by the PPM Fund, an affiliate of PPM America, Inc. and JNL, currently the Company's largest shareholder. A portion of the proceeds of the Offering will be used to refinance the Bridge Loan. See "Offering Memorandum Summary -- Sources and Uses of Funds."

     Like the Company, Marion manufactures large surface mining excavation equipment, primarily draglines and electric mining shovels, and has a significant aftermarket parts and services business supporting its installed base of over 300 machines throughout the world. The aftermarket business provides Marion-engineered components and replacement parts, as well as ongoing electrical and mechanical service assistance on an as-required basis. Marion's principal customers for both new machines and aftermarket parts and services are operators of surface coal mines worldwide. Coal producers accounted for approximately 70% of Marion's total net sales in recent years, with copper, iron ore, phosphate rock and oil sands mining primarily accounting for the balance. Australia, Canada, India, South Africa, and the United States are Marion's largest geographical markets, although sales volume by country varied substantially from year to year. In recent years, approximately 70% of Marion's total net sales were in markets outside the United States.

     The Marion Acquisition provides a number of benefits to the Company, including a substantial increase in the Company's worldwide installed equipment base, expansion of the Company's presence in several important markets, and the opportunity to achieve significant cost savings. See "Risk Factors -- Realization of Benefits of the Marion Acquisition; Integration of Marion."

          INCREASED INSTALLED EQUIPMENT BASE. The Marion Acquisition increased the Company's installed equipment base from approximately 900 machines to nearly 1,200 machines worldwide, providing the Company with significantly greater opportunities to market its aftermarket parts and services.

          EXPANDED PRESENCE IN POTENTIALLY HIGH GROWTH MARKETS. The Marion Acquisition provides the Company with an increased strategic presence in markets that are anticipated to experience substantial growth over the next several years, such as India and Russia, through Marion's established relationships with local mining interests and governmental authorities.

          SIGNIFICANT COST SAVINGS. The Marion Acquisition results in pro forma cost savings of $12.5 million for fiscal 1996 as described below, and $5.9 million for the six months ended June 30, 1997, through the consolidation of manufacturing operations and the rationalization of engineering and administrative functions. In addition, the Company has identified an estimated $3.0 million in potential annual cost savings that are not reflected in the pro forma financial results. The cost savings reflected in the pro forma results and summarized below, and other anticipated cost savings, are based on assumptions and expectations that the Company believes to be reasonable, but are dependent on a variety of important factors. See "Risk Factors -- Realization of Benefits of the Marion Acquisition; Integration of Marion" and "Unaudited Pro Forma Combined Condensed Financial Statements."

          The Company will consolidate all of Marion's manufacturing operations into the Company's existing facilities as Marion's manufacturing facility was not acquired as part of the Marion Acquisition. This results in pro forma manufacturing cost savings of $5.0 million for fiscal 1996, and $2.5 million for the six months ended June 30, 1997, including reductions in direct facility costs, fixed manufacturing administrative costs, and nonpayroll manufacturing costs. Cost savings of $2.2 million (excluding depreciation) for fiscal 1996, and $1.1 million for the six months ended June 30, 1997, are attributed to the elimination of direct costs related to the operation of Marion's primary facility in Marion, Ohio. The Company has hired only certain of Marion's manufacturing employees, resulting in pro forma cost savings of $1.8 million for fiscal 1996, and $0.9 million for the six months ended June 30, 1997. The elimination of overhead expenses relating to manufacturing, including corporate allocations, travel costs, and consulting expenses, results in pro forma cost savings of $1.0 million for fiscal 1996, and $0.5 million for the six months ended June 30, 1997. Management believes that the Company has adequate capacity to integrate Marion's manufacturing operations.

          The Marion Acquisition also results in pro forma cost savings of $7.5 million for fiscal 1996, and $3.4 million for the six months ended June 30, 1997, through the consolidation of duplicative product development, general, and administrative functions. The Company has hired only certain of Marion's administrative employees, with the associated elimination of salaries and related expenses resulting in pro forma cost savings of $4.3 million for fiscal 1996, and $2.1 million for the six months ended June 30, 1997. The elimination of general and administrative overhead expenses, primarily relating to allocated corporate expenses, results in pro forma cost savings of $2.2 million for fiscal 1996, and $1.2 million for the six months ended June 30, 1997. In late 1996, Marion eliminated various full-time engineering positions, resulting in pro forma cost savings of $1.0 million for fiscal 1996. Based on a department-by-department analysis, management believes that the Company's current operations, which will be supplemented by employees hired from Marion, will be adequately staffed for the foreseeable future; however, there can be no assurance that this will be the case.

          The Company expects to generate the $3.0 million in additional cost savings not reflected in the pro forma financial results by reducing direct labor costs, consolidating engineering functions, eliminating marketing personnel, and closing certain parts and service locations. The

     Company has hired only certain of Marion's engineering and marketing staff which is expected to result in incremental annual cost saving of approximately $1.3 million. The Company's current engineering staff, along with selected individuals from Marion's engineering staff, is expected to be adequate to handle the engineering function. Application of the Company's direct labor operating efficiencies to the former Marion operations is expected to result in annual cost savings of approximately $1.3 million. Since Marion operates administrative and sales offices, parts warehouses and repair facilities in the same geographical areas as the Company, the consolidation of these functions is expected to result in annual cost savings of approximately $0.4 million.

     After giving pro forma effect to the Marion Acquisition, the Company's net sales for fiscal 1996 would have been $373.4 million, comprised of $143.8 million (39%) of new equipment sales and $229.6 million (61%) of aftermarket sales, and in fiscal 1996 EBITDA (as defined herein) would have been $34.0 million. See "Unaudited Pro Forma Combined Condensed Financial Statements."

BUSINESS STRATEGY

     Following an in-depth, strategic review of management and operations in 1995, the Board of Directors refocused the Company's business strategy and hired a new management team, including Willard R. Hildebrand, President and Chief Executive Officer, and Daniel J. Smoke, Vice President and Chief Financial Officer. In addition, the Board increased the responsibilities of four other senior officers who had been with the Company for an average of 23 years. AIP intends to continue the Company's existing business strategy, which includes the following key elements:

          GROW THE AFTERMARKET BUSINESS. The Company has increased its focus on the important aftermarket business because of its attractive profit margins and its greater stability and predictability compared to the market for new equipment. In addition, providing aftermarket support, which is critical to maintain machine longevity and productivity in the field, enhances the Company's ability to secure new machine orders in the future. The Company's focus on its aftermarket business is reflected in a number of recently implemented strategic initiatives that include: (i) working with suppliers to increase stock levels of replacement parts to shorten response times to customer inquiries; (ii) installation of a new computerized parts quoting system to improve responsiveness to customer inquiries; (iii) forming a dedicated engineering team to focus on reducing manufacturing costs for replacement parts; (iv) enhancing relationships with key suppliers in order to reduce raw material and purchased part costs; (v) expanding the Company's facilities in important foreign markets, such as Chile and South Africa; (vi) investing additional capital in the Company's domestic repair and service subsidiaries, Boonville Mining Services, Inc. and Minserco, Inc.; and (vii) purchasing Von's Welding, Inc., an aftermarket supplier of mining machinery parts and services, located in Gillette, Wyoming, in North America's most important coal mining region.

          The Company has formed relationships with key suppliers of Bucyrus products to reduce costs, advance product technology, and improve customer support. In addition, the Company is working with suppliers to increase their average stock levels of parts in an effort to improve response time to customer inquiries. Since 1995, average stock levels have increased from approximately $1.0 million to approximately $5.5 million.

          Because approximately 64% of the Company's installed equipment base is located in international markets, and 76% of the Company's new machine sales over the past five years have been to international customers, the Company is committed to providing first-rate customer service on a worldwide basis. In 1996 and 1997, the Company invested capital in a new expanded service center and office complex in Antofagasta, Chile, which will primarily service nearby copper mining customers, and an important new warehouse facility located in Middleburg, in the heart of the South African coal fields.

          Domestically, the Company remains committed to strengthening operations at its two wholly-owned subsidiaries, Boonville Mining Services, Inc. ("BMSI") and Minserco, Inc. ("Minserco"). BMSI provides replacement parts and repair and rebuild services for surface mining equipment manufactured both by the Company and by its competitors. Among other things, BMSI competes directly with "will-fitters" who sell non-OEM and knock off replacement parts, and provides additional manufacturing capacity for the Company. Minserco services the mining industry with comprehensive structural and mechanical engineering, non-destructive testing, repairs and rebuilds of machine components, product and component upgrades, contract maintenance, turnkey erections, and machine moves. Minserco's new orders have increased from $13.7 million in 1994 to $28.5 million in 1996. In June 1997, the Company purchased 100% of the stock of Von's Welding, Inc. ("Von's") for approximately $2.0 million, including the assumption of approximately $1.1 million in liabilities. Von's, located in Gillette, Wyoming, is engaged in the business of providing replacement parts and aftermarket services for mining equipment and trucks. Von's business will be consolidated into Minserco, which will maintain Von's operating facility and employees. This acquisition will enhance the Company's presence and ability to provide tooling and repair services and replacement parts in North America's most important coal mining region.

          INCREASE OEM QUALITY AND PROFITABILITY. The Company is committed to increasing the profitability of OEM sales by improving the design and engineering of its existing line of machines, as well as developing new products. During 1996, the Company's engineering and service functions were significantly restructured in response to feedback from a customer focus group formed to provide direction to the Company's engineering development activities. A continuation of this close relationship with customers is fundamental to the Company's objective to become more market driven. Specific goals included reducing lead times, improving product quality and reliability, and improving profit margins and OEM sales. To further these goals, the Company has increased its investment in work-in-process inventory to reduce delivery times for new equipment orders. The Company's commitment to quality has been formally recognized by its receipt of ISO 9001 Certification from Det Norske Veritas, one of the world's leading standards organizations.

          MODERNIZE PLANT AND EQUIPMENT. During 1996, the Company began a number of initiatives to modernize its manufacturing facilities in order to reduce lead times and inventory levels, provide quicker turn around, and reduce overall costs of manufacturing both new machines and replacement parts. The most significant initiative is a three-year, $20 million modernization program at the Company's South Milwaukee facility. The program includes replacing approximately 47 older, less efficient machines with 14 technologically advanced machines, and upgrading 10 existing machine tools. Some older machines will be retained by the Company to replace the manufacturing capacity of certain Marion machines that will not be transferred to the Company's South Milwaukee facility. As of June 30, 1997, approximately $5.5 million had been committed to this project and seven of the 14 machines had been installed, with the remainder scheduled for installation by early 1999. The significant reduction in the number of machines will open floor space, allowing the Company to increase capacity and to complete the fabrication of Marion's current in-progress inventory in South Milwaukee. Following the completion of the modernization program, the Company expects to realize significant annual cost savings not reflected in the pro forma financial results through the reduction of labor, overhead, and raw materials costs.

          FOCUS ON STRATEGIC MARKETS. Although 76% of the Company's net sales of new machines have come from foreign markets during the past five years (primarily Australia, Chile, China, and South Africa), management believes that North America (primarily western Canada, the western United States, and Mexico) continues to be one of the world's most important markets for surface mining equipment. Therefore, the Company's focus includes the strategic placement of its new, quality-engineered electric mining shovels in high-profile North American installa-tions. The Company sold the first of these shovels in Canada in 1995, and in the United States and Mexico in 1996. The Company believes that these installations will create opportunities for increased new machine sales in North America. Management has been encouraged by repeat orders in 1997 for two additional shovels from one of these customers, and the receipt of a shovel order from a new North American customer that has historically purchased all its equipment from the Company's primary competitor.

          EXPAND MARC PROGRAM. The Company is aggressively promoting its Maintenance and Repair Contracts, under which mine operators outsource to the Company all regular maintenance services, repair functions and, in some cases, operation of the equipment serviced. MARCs offer the Company a generally predictable, high-margin revenue stream. New mines are the primary target for MARCs because it is difficult and expensive for a mining company to establish infrastructures for necessary and ongoing maintenance and repair in undeveloped or remote areas. The Company currently operates eight MARCs and is seeking to expand the MARC program. See "-- Aftermarket Parts and Services."

     While a number of these initiatives have not been fully implemented and the anticipated benefits have not yet been fully realized, from 1995 to 1996 the Company's net sales increased 14%, from $231.9 million to $263.8 million, and EBITDA (as defined herein) improved from $12.7 million (5.5% of net sales) to $19.2 million (7.3% of net sales). For the first six months of 1997, as compared to the first six months of 1996, net sales increased 10%, from $130.8 million to $143.8 million, and EBITDA (as defined herein) improved from $9.3 million (7.1% of net sales) to $12.9 million (9.0% of net sales). The Company's consolidated backlog increased 36% from $158.7 million at December 31, 1996 to $215.8 million at June 30, 1997. The Marion Acquisition provides the Company with increased opportunities to implement these initiatives, particularly with respect to Marion's aftermarket business.

INTEGRATION STRATEGIES

     Following a detailed review of Marion's business, the Company has developed a comprehensive plan to integrate Marion's operations into those of the Company. The Marion Acquisition results in substantial pro forma cost savings, primarily through the consolidation of Marion's manufacturing operations into the Company's existing facilities and the rationalization of engineering and administrative functions. In addition, the Marion Acquisition enhances the Company's product offering and, through application of the Company's established business strategies, creates opportunities to capture additional new machine and aftermarket sales. See "Risk Factors -- Realization of Benefits of the Marion Acquisition; Integration of Marion" and "Unaudited Pro Forma Combined Condensed Financial Statements."

          CONSOLIDATION OF OPERATIONS. Management expects to realize significant cost savings through the integration of Marion's manufacturing operations into those of the Company. The Company will relocate some of Marion's production machinery and fabricating equipment from the Marion facility to the Company's manufacturing operations in South Milwaukee, Wisconsin, and Boonville, Indiana. Machinery and tooling that cannot be used in the Company's existing facilities will be sold. The estimated annual cost savings from the consolidation of manufacturing operations included in the pro forma adjustments are approximately $5.0 million. The Company will commence the integration of Marion's manufacturing operations as soon as possible.

          CONSOLIDATION OF SALES, SERVICE, AND ADMINISTRATIVE
     FUNCTIONS. Management expects to realize significant cost savings through the rationalization of Marion's and the Company's sales, service, and administrative functions. The Company has performed a detailed, department-by-department assessment of Marion's existing administrative functions and has identified a number of redundant and duplicative positions and functions, the elimination of which results in pro forma annual cost savings of $6.5 million. The pro forma statements do not include any consolidation of sales functions, although it is anticipated that numerous positions will be eliminated. In addition, because Marion operates administrative and sales offices, parts warehouses, and repair facilities in the same geographical areas as the Company, the consolidation plan includes closing certain of the former Marion facilities, including warehouses and/or repair facilities in Ohio, Wyoming, Alberta, Quebec, and South Africa. These cost savings are not reflected in the pro forma adjustments. In Australia, the Company plans to close its administrative and sales offices and operate out of facilities acquired from Marion. Although numerous duplicative positions will be eliminated, certain key personnel from Marion's offices, warehouses, and repair facilities will be hired and integrated into the Company's administrative, sales, and service staff.

          CONSOLIDATION OF ENGINEERING FUNCTIONS. The Company has hired certain of Marion's best-qualified engineers and technicians to assist with the integration process and the continued development and production of high quality machines. As of December 31, 1996, Marion had already eliminated various engineering positions, resulting in the $1.0 million in annual cost savings reflected in the pro forma adjustments. The anticipated elimination of additional engineering positions is expected to generate additional cost savings that are not reflected in the pro forma adjustments. The Company currently employs an engineering staff of 70 and believes that this staff, in conjunction with the hiring of certain Marion engineers, will provide the Company with sufficient engineering support for the foreseeable future; however, there can be no assurance that this will be the case.

          EXPANSION OF AFTERMARKET BUSINESS. The Marion Acquisition significantly increases the Company's aftermarket parts and service business, which generated $73.2 million, or approximately 67% of Marion's total net sales, during fiscal 1996. By converting Marion's aftermarket customers to the Company's service and support programs as soon as practicable, the Company seeks not only to maintain existing levels of aftermarket sales, but to increase its aftermarket penetration of Marion accounts. Although the Company already has relationships with substantially all of Marion's customers, to better serve these customers, the Company has hired a number of Marion's field personnel, who will continue to be responsible for servicing Marion's installed equipment base. The Company also believes that the Marion Acquisition creates additional opportunities to expand BMSI's and Minserco's operations, helping the Company to become more competitive in the aftermarket for parts and services.

          INTEGRATION OF PRODUCTS AND TECHNOLOGY. Three of Marion's five equipment models and its best technology will be integrated into the Company's existing product lines. Marion manufactured two basic models of electric mining shovels. The smaller model, which represented six of Marion's nine electric mining shovels sold during the past two years and has been particularly popular in India, will be incorporated into the Company's product line. The larger model is similar to the Company's most popular electric shovel model and will therefore be discontinued. Two of Marion's smaller special purpose dragline models will be incorporated into the Company's product line to complement the larger models currently offered by the Company.

          COSTS AND EXPENSES ASSOCIATED WITH THE MARION ACQUISITION. The Company expects to incur one-time costs and expenses of approximately $6.2 million in connection with the Marion Acquisition and the integration of Marion's business into the Company's operations. These costs primarily relate to moving certain equipment from Marion, Ohio, to the Company's existing facilities, relocating personnel, and consolidating offices and warehouses. Under the terms of the purchase agreement, Global retained ownership of Marion's manufacturing facility in Marion, Ohio, and is responsible for all severance costs, pension expenses, and postretirement medical and other benefits associated with the closing of Marion's manufacturing operations. The Company's existing facilities and equipment are anticipated to be adequate to fulfill expected sales with little need for additional capital expenditures other than previously planned modernization of specific equipment; however, there can be no assurance that this will be the case.

INDUSTRY OVERVIEW

     The large-scale surface mining equipment manufactured and serviced by the Company is used primarily in coal, copper, and iron ore mines worldwide. Growth in demand for these commodities is a function of population growth and continuing improvements in standards of living in many areas of the world. The market for new surface mining equipment is somewhat cyclical in nature due to market fluctuations for these commodities; however, the aftermarket for parts and services is more stable because these expensive, complex machines are typically kept in continuous operation for 15 to 30 years and require regular maintenance and repair throughout their productive lives.

     Although total industry sales of new equipment have varied substantially from year to year, management estimates that since 1987 total worldwide sales of rotary blast hole drills, electric mining shovels and draglines have averaged approximately $285 million annually. The largest markets for this mining equipment have been in Australia, Canada, China, India, Russia, South Africa, South America, and the United States. Together, these markets typically account for approximately 90% of all new machines sold, although in any given year, markets in other countries may assume greater importance. See "Risk Factors -- Cyclical Nature of Industry; Potential Fluctuations in Operating Results," and "-- Competition."

MARKETS SERVED

     While the Company's products are used in a variety of different types of mining operations, including gold, phosphate, bauxite, and oil sands, as well as for land reclamation, the Company manufactures surface mining equipment primarily for large companies and quasi-governmental entities engaged in the mining of coal, iron ore, and copper throughout the world. Until the late 1980s, coal mining accounted for the largest percentage of industry demand for the Company's machines, and it continues to be one of the largest users of replacement parts and services. In recent years, however, copper and iron ore mining operations have accounted for an increasingly greater share of new machine sales. During the past five years, approximately 55% of the Company's new equipment orders have gone to customers who mine copper, 32% to iron ore mining customers, and 13% to coal mining customers. Nevertheless, while the copper and iron ore mining industries have accounted for the majority of new machine sales in recent years, the increasing worldwide demand for coal is expected to continue and the Company expects that coal mining will account for an increasing percentage of new machine sales over the next several years.

          COPPER. From 1995 to 1996, copper consumption increased by 2.5% in the United States, with European countries such as France, Germany, Italy and Britain experiencing similar growth. This growth in demand is attributable to both general economic growth, as well as increased use of copper in high-tech industrial production. Unusual trading activity led to a sharp decline in copper prices in mid-1996 from historically high levels; since then, copper prices have recovered, and as a result, several new copper projects have been put back on line and existing mines expanded in Argentina, Chile, Indonesia, Mexico, and Sweden. These initiatives have resulted in increased demand for the Company's excavation equipment in these markets. In spite of the fluctuations during 1996, copper prices are expected to remain relatively firm through 1997. According to Metal Bulletin Research, an industry periodical, copper consumption is expected to grow at approximately 2.3% in 1997.

          IRON ORE. Although iron ore demand decreased with the worldwide recession of 1992 and 1993, and Japanese and European iron ore buyers lowered ore contract prices significantly in 1992 and again in 1993, there was an increase in iron ore production in late 1994 that was sustained through 1995 when global consumption increased, creating additional demand for steel. In 1995, iron ore was the most widely traded non-energy commodity in both value and volume, and the iron ore market passed the one billion tons level, setting a new record for the worldwide industry. Prices for iron ore began to recover slightly in 1995 and 1996, climbing back to 1992 levels. AME Mineral Economic analysts predict that iron ore production will rise 10% by the year 2000.

          COAL. The demand for steam coal, which represents approximately 85% of total coal mining activity, is based largely on the demand for electric power and the price and availability of competing sources of energy, such as oil, natural gas, and nuclear power. Initially, the 1973 Arab oil embargo resulted in an unprecedented increase in the demand for coal production, reflecting expectations that oil prices would continue to rise. Eventually the effects of a worldwide recession, escalating interest rates, energy conservation efforts, and an increase in the world's supply of oil resulted in a sharp drop in demand for coal. More recently, coal production in the United States has been impacted by the Clean Air Act, causing higher sulfur coal mines to be closed or to have outputs drastically curtailed. Many machines have been shut down and a few have been relocated to lower sulfur mines in eastern Appalachia and Wyoming's Powder River Basin where excess production capacity and stagnant demand have driven coal prices downward. Nevertheless, the increase in demand for coal in developing countries with rapidly growing populations, such as India and China, has stimulated coal mining production worldwide and is eventually expected to increase both domestic and foreign demand for excavation equipment. The Energy Information Administration is forecasting an increase in world energy demand and an increase in world coal consumption.

     The Company's excavation machines are used for land reclamation as well as for mining, which has a positive effect on the demand for its products and replacement parts and expands the Company's potential customer base. Current federal and state legislation regulating surface mining and reclamation may affect some of the Company's customers, principally with respect to the cost of complying with, and delays resulting from, reclamation and environmental requirements.

OEM PRODUCTS

     The Company's line of original equipment manufactured ("OEM") products includes a full range of rotary blast hole drills, electric mining shovels, and draglines.

          ROTARY BLAST HOLE DRILLS. Most surface mines require breakage or blasting of rock, overburden, or ore by explosives. To accomplish this, it is necessary to bore out a pattern of holes into which the explosives are placed. Rotary blast hole drills are used to drill these holes, and are usually described in terms of the diameter of the hole they bore. The average life of a blast hole drill is 15 to 20 years.

          The Company manufactures the world's top selling rotary blast hole drills, having produced a majority of the estimated 69 drills sold in the industry during 1995 and 1996. The Company offers a line of rotary blast hole drills ranging in hole diameter size from 9.0 inches to 17.5 inches and ranging in price from approximately $1.5 million to $2.8 million per drill, depending on machine size and variable features.

          In an effort to enhance drill sales and expand its market position, during 1996 the Company introduced the Model 39R diesel hydraulic blast hole drill, the Company's third drill model and first diesel hydraulic blast hole drill. This innovative machine breaks new ground in maneuverability and the ability to drill in difficult terrain, as well as offering extraordinary drill productivity and functions unavailable in other manufacturers' models.

          ELECTRIC MINING SHOVELS. Mining shovels are primarily used to load coal, copper ore, iron ore, other mineral-bearing materials, overburden, or rock into trucks. There are two basic types of mining shovels, electric and hydraulic. Electric mining shovels are able to handle larger shovels or "dippers," allowing them to load greater volumes of rock and minerals, while hydraulic shovels are smaller and more maneuverable. The Company manufactures only electric mining shovels. The average life of an electric mining shovel is 15 to 20 years.

          Shovels are characterized in terms of weight and dipper capacity. The Company offers a full line of electric mining shovels, weighing from 400 to 1,000 tons and having dipper capacities from 12 to 80 cubic yards. Prices range from approximately $3 million to approximately $9 million per shovel. The Company's most popular electric mining shovel model is the Model 495B, which is known for its reliability and productivity.

          The Company's electric mining shovels continue to be extremely popular in the surface mining industry. In the developing coal mining market of China and in the rapidly growing Chilean copper mining market, Bucyrus shovels have accounted for the majority of new electric mining shovels purchased since 1988. Among the Company's business strategies is the strategic placement of new electric mining shovels in high-profile North American mining installations.

          DRAGLINES. Draglines are primarily used to remove overburden, which is the earth located over a coal or mineral deposit, by dragging a large bucket through the overburden, carrying it away and depositing it in a remote spoil pile. The Company's draglines weigh from 500 to 7,500 tons, and are typically described in terms of their "bucket size," which can range from nine to 220 cubic yards. The Company currently offers a full line of models ranging in price from $10 million to over $60 million per dragline. The average life of a dragline is 20 to 30 years.

          Draglines are the industry's largest and most expensive type of equipment, and while sales are sporadic, each dragline represents a significant sales opportunity. Management therefore remains committed to maintaining the Company's ability to produce these machines. In June 1997, the Company received a letter of intent from an Australian mining company to build the world's fourth largest dragline, which is scheduled for completion by December 31, 1999. This is expected to generate net sales of approximately $60.2 million over the next two and a half years.

AFTERMARKET PARTS AND SERVICES

     The Company has a comprehensive aftermarket business that supplies replacement parts and services for the surface mining industry. Although the vast majority of the Company's sales of aftermarket parts and services has been in support of the large installed equipment base of over 900 Bucyrus machines worldwide, the Company also manufactures parts and provides services for other manufacturers' installed equipment. The Company's aftermarket services include maintenance and repair labor, technical advice, refurbishment, and relocation of older, installed machines, particularly draglines. The Company also provides engineering, manufacturing, and servicing for the consumable rigging products that attach to dragline buckets (such as dragline teeth and adapters, shrouds, dump blocks, and chains) and shovel dippers (such as dipper teeth, adapters, and heel bands).

     During 1996, the Company generated $156.4 million (59% of total net sales) from its aftermarket business. In general, the Company realizes higher margins on sales of parts and services than it does on sales of new machines. Moreover, because the expected life of large, complex mining machines ranges from 15 to 30 years, the Company's aftermarket business is inherently more stable and predictable than the fluctuating market for new products. Over the life of a machine, net sales generated from aftermarket parts and services can exceed the original purchase price.

     Approximately 70% of the Company's aftermarket business relates to providing parts and services to newer mining equipment operating in international markets, while the remaining 30% of the aftermarket business caters to equipment located in the United States, which is generally older. A substantial portion of the Company's international repair and maintenance services are provided through its global network of wholly-owned foreign subsidiaries and overseas offices, operating in Australia, Brazil, Canada, Chile, China, England, India, Mauritius, and South Africa. The Company's two domestic subsidiaries, Minserco and BMSI, provide repair and maintenance services throughout North America. Minserco, which maintains offices in Florida, Texas, West Virginia, and Wyoming, provides comprehensive structural and mechanical engineering, non-destructive testing, repairs and rebuilds of machine components, product and component upgrades, contract maintenance, turnkey erections, and machine moves. Minserco's services are provided almost exclusively to maintenance and repair of Bucyrus machines operating in North America. BMSI, located in Boonville, Indiana, builds replacement parts and provides repair and rebuild services both for Bucyrus machines and other manufacturers' equipment. The majority of BMSI's business is located in North America.

     To comply with the increasing aftermarket demands of larger mining customers, the Company offers comprehensive maintenance and repair contracts. Under these contracts, the Company provides all replacement parts, regular maintenance services, and necessary repairs for the excavation equipment at a particular mine with an on-site support team. In addition, two of these contracts call for Company personnel to operate the equipment serviced. MARCs are highly beneficial to the Company's mining customers because they promote high levels of equipment reliability and performance, allowing the customer to concentrate on mining production. MARCs typically have terms of three to five years with standard termination and renewal provisions, although some contracts allow termination by the customer for any cause. In recent years, the Company has aggressively promoted its MARC program because it provides the Company with a predictable, high margin form of business. New mines in areas such as Chile and Argentina are the primary targets for MARCs because it is difficult and expensive for mining companies to establish the necessary infrastructures for ongoing maintenance and repair in underdeveloped or remote locations. The Company currently operates eight MARCs and has plans to expand this program.

CUSTOMERS

     The Company does not consider itself dependent upon any single customer or group of customers; however, on an annual basis a single customer may account for a large percentage of sales, particularly new machine sales. For example, during fiscal 1996, sales to Compania Minera Dona Ines de Collahuasi, S.A., a Chilean copper mining company, accounted for approximately 14% of the Company's net sales. In fiscal 1994 and 1995, BHP Coal Pty. Ltd., an Australian mining company, accounted for approximately 20% and 22%, respectively, of the Company's net sales, and approximately 26% and 17%, respectively, of Marion's net sales. See "Risk Factors -- Cyclical Nature of Industry; Potential Fluctuations in Operating Results."

MARKETING, DISTRIBUTION AND SALES

     In the United States, new mining machinery is primarily sold directly by Company personnel, and to a lesser extent, through a northern Minnesota distributor who supplies customers in the iron ore mining regions of the Upper Midwest. Outside of the United States, new equipment is sold by Company personnel, through independent distributors and through the Company's subsidiaries and offices located in Australia, Brazil, Canada, Chile, China, England, India, Mauritius, and South Africa. Aftermarket parts and services are primarily sold directly through the Company's foreign subsidiaries and offices and through the Company's domestic subsidiaries, Minserco and BMSI. The Company believes that marketing through its own global network of subsidiaries and offices offers better customer service and support by providing customers with direct access to the Company's technological and engineering expertise.

     With the exception of the MARC business, all the Company's sales are on a project-by-project basis. Typical payment terms for new equipment require a down payment, and invoicing is done on a percent of completion basis, such that a substantial portion of the purchase price is received by the time shipment is made to the customer. Sales contracts for machines are predominantly at fixed prices, with escalation clauses in certain cases. Most sales of replacement parts call for prices in effect at the time of order. During 1996, price increases from inflation had a relatively minor impact on the Company's reported net sales.

FOREIGN OPERATIONS

     A substantial portion of the Company's net sales and operating earnings is attributable to operations located abroad. Over the past five years, 76% of the Company's new machine sales have been in international markets. The Company's foreign sales, consisting of exports from the United States and sales by consolidated foreign subsidiaries, totaled $191.9 million in 1996, $169.1 million in 1995, and $131.8 million in 1994.

     The Company's largest foreign markets are in Australia, Chile, China, and South Africa. The Company also employs direct marketing strategies in developing markets, such as Brazil, India, Indonesia, Jordan, Morocco, and Russia. In recent years, Australia and South Africa have emerged as strong producers of metallurgical coal, while Chile and South Africa have continued to be leading producers of other minerals, primarily copper and gold, respectively. The Company expects that India and Russia will become major coal producing regions in the future. In India, the world's second most populous country, the demand for coal as a major source of energy is expected to increase over the next several decades.

     New machine sales in foreign markets are supported by the Company's established network of foreign subsidiaries and overseas offices that directly market the Company's products and provide ongoing services and replacement parts for equipment installed abroad. The availability and convenience of the services provided through this worldwide network not only promotes high margin aftermarket sales of parts and services, but also gives the Company an advantage in securing new machine orders.

     Bucyrus and its U.S. subsidiaries normally price their products, including direct sales of new equipment to foreign customers, in U.S. dollars. Foreign subsidiaries normally procure and price aftermarket replacement parts and repair services in the local currency. Approximately 70% of the Company's net sales are priced in U.S. dollars. The value, in U.S. dollars, of the Company's investments in its foreign subsidiaries and of dividends paid to the Company by those subsidiaries will be affected by changes in exchange rates. The Company does not normally enter into currency hedges, although it may do so with regard to certain individual contracts. See "Risk Factors -- Foreign Operations."

COMPETITION

     There are a limited number of manufacturers of new surface mining equipment. The Company is one of two manufacturers of electric mining shovels and draglines. The Company's only competitor in electric mining shovels and draglines is Harnischfeger Corporation, although electric mining shovels also compete against hydraulic shovels of which there are at least six other manufacturers. In rotary blast hole drills, the Company competes with at least three other manufacturers, including Harnischfeger Corporation. Methods of competition are diverse and include product design and performance, service, delivery, application engineering, pricing, financing terms, and other commercial factors. See "Risk Factors -- Competition."

     For most owners of the Company's machines, the Company is the primary replacement source for large, heavily engineered, integral components; however, the Company encounters intense competition for sales of smaller, less sophisticated, consumable replacement parts and repair services in certain markets. The Company's competition in parts sales consists primarily of smaller, independent firms called "will-fitters," that produce copies of the parts manufactured by the Company and other original equipment manufacturers. These copies are generally sold at lower prices than genuine parts produced by the manufacturer. Management estimates that there are over 90 will-fitters competing with the Company in the aftermarket business, almost exclusively in North America, and that they accounted for an estimated 75% of North American sales in the aftermarket parts and service business in 1996. Outside North America, customers mainly rely upon the Company's subsidiaries to provide aftermarket parts and services.

     The Company has a variety of programs to attract large volume customers for its replacement parts. Although will-fitters engage in significant price competition in parts sales, the Company possesses clear non-price advantages over will-fitters. The Company's engineering and manufacturing technology and marketing expertise exceed that of its will-fit competitors, who are in many cases unable to duplicate the exact specifications of genuine Bucyrus parts. Moreover, use of parts not manufactured by the Company can void the warranty on a new Bucyrus machine, which generally runs for one year on new equipment, with certain components being warranted for longer periods.

RAW MATERIALS AND SUPPLIES

     The Company purchases from outside vendors the semi- and fully-processed materials (principally structural steel, castings, and forgings) required for its manufacturing operations, and other items, such as electrical equipment, that are incorporated directly into the end product. The Company's foreign subsidiaries purchase components and manufacturing services both from local subcontractors and from Bucyrus. Certain additional components are sometimes purchased from subcontractors, either to expedite delivery schedules in times of high demand or to reduce costs. Moreover, in countries where local content preferences or requirements exist, local subcontractors are used to manufacture a substantial portion of the components required in the Company's foreign manufacturing operations. Although the Company is not dependent upon any single supplier, there can be no assurance that the Company will continue to have an adequate supply of raw materials or components necessary to enable it to meet the demand for its products. Competitors are believed to be subject to similar conditions.

MANUFACTURING

     A substantial portion of the design, engineering, and manufacturing of Bucyrus machines is done at the Company's South Milwaukee plant. The size and weight of these mining machines dictates that the machines be shipped to the job site in sub-assembled units where they are assembled for operation with the assistance of Company technicians. Planning and on-site coordination of machine assembly is a critical component of the Company's service to its customers. Moreover, to reduce lead time and assure that customer delivery requirements are met, the Company maintains an inventory of sub-assembled units for frequently utilized components of various types of equipment.

     The Company manufactures and sells replacement parts and components and provides comprehensive aftermarket service for its entire line of mining machinery. The Company's large installed base of surface mining machinery provides a steady stream of parts sales due to the long useful life of the Company's machines, averaging 20 to 30 years for draglines and 15 to 20 years for electric mining shovels and blast hole drills. Parts sales and aftermarket services comprise a substantial portion of the Company's net sales. The Company also provides aftermarket service for certain equipment of other original equipment manufacturers through BMSI.

     Although a majority of the Company's operating profits are derived from sales of parts and services, the long-term prospects of the Company depend upon maintaining a large installed equipment base worldwide. Therefore, the Company remains committed to improving the design and engineering of its existing line of machines, as well as developing new products. In 1996, a three year machine shop modernization program began in the Company's South Milwaukee manufacturing facility that involves a $20 million investment in the latest technology in the machine tool industry. The program is aimed at reduced lead times, quicker turnaround, reduced in-process inventory, and overall cost reduction. See "-- Business Strategy -- Plant and Equipment Modernization."

PROPERTIES

     The Company's principal manufacturing plant in the United States is located in South Milwaukee, Wisconsin, and is owned by the Company. This plant comprises approximately 1,038,000 square feet of floor space. A portion of this facility houses the Company's corporate offices. The major buildings at this facility are constructed principally of structural steel, concrete, and brick and have sprinkler systems and other devices for protection against fire. The buildings and equipment therein, which include machine tools and equipment for fabrication and assembly of the Company's mining machinery, including draglines, electric mining shovels, and blast hole drills, are well-maintained, in good condition, and in regular use.

     The Company leases a facility in Memphis, Tennessee, which has approximately 110,000 square feet of floor space and is used as a central parts warehouse. The current lease is for five years commencing in July 1996 and contains an option to renew for an additional five years.

     BMSI leases a facility in Boonville, Indiana which has approximately 60,000 square feet of floor space on a 5.84 acre parcel of land. The facility has the manufacturing capability of large machining, gear cutting, heavy fabricating, rebuilding, and stress relieving. The major manufacturing buildings are constructed principally of structural steel with metal siding.

     The Company also has administrative and sales offices and, in some instances, repair facilities and parts warehouses, at certain of its foreign locations, including Australia, Brazil, Canada, Chile, China, India, and South Africa. The Company plans to do business out of Marion's offices in Australia, and close down the Company's existing leased offices there.

EMPLOYEES

     As of July 31, 1997, the Company had approximately 1,413 full-time employees, approximately 892 of whom were working primarily in the United States. In addition, from time to time the Company employs part-time employees to handle peak loads. Of the 797 employees at the Company's South Milwaukee facility, 418 are represented by the United Steelworkers of America. In May 1997, the union ratified a new four year agreement with the Company that expires on April 30, 2001. See "Risk Factors -- Labor Relations."

LEGAL PROCEEDINGS

     JOINT PROSECUTION. Contemporaneously with the execution of the Stockholder Agreement (see "Certain Relationships and Related Transactions -- Stockholder Agreement"), the Company and JNL entered into a joint prosecution agreement (the "Joint Prosecution Agreement") relating to various claims the Company and JNL have or may have resulting from the Company's reorganization in 1994 under Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 Reorganization") against the law firm of Milbank, Tweed, Hadley & McCloy ("Milbank") for disgorgement of fees (the "Disgorgement Claim") and other claims (collectively, the "Milbank Claims"). All proceeds of the Milbank Claims will be allocated as follows: (i) first, to pay, or to reimburse the prior payment of, all bona fide third-party costs, expenses and liabilities incurred on or after September 1, 1997 in connection with prosecuting the Milbank Claims (the "Joint Prosecution") including, without limitation, the reasonable fees and disbursements of counsel and other professional advisors, which are to be advanced by JNL; (ii) the next $8.675 million of proceeds from the Milbank Claims, if any, will be paid to JNL, provided that the Company will retain 10% of the proceeds of the Disgorgement Claim, if any, and will direct payment to JNL of the balance of such proceeds; and (iii) all additional proceeds of the Milbank Claims will be divided equally between JNL and the Company. Notwithstanding the foregoing, the Company shall also receive the benefit of any reduction of any obligation it may have to pay Milbank's outstanding fees if any. JNL will indemnify the Company in respect of any liability resulting from the Joint Prosecution other than in respect of legal fees and expenses incurred prior to September 1, 1997. The Joint Prosecution Agreement will continue in force irrespective of whether the AIP Merger is consummated. The Joint Prosecution may involve lengthy and complex litigation and there can be no assurance whether or when any recovery may be obtained or, if obtained, whether it will be in an amount sufficient to result in the Company receiving any portion thereof under the formula described above.

     SETTLEMENT. During the pendency of the Chapter 11 Reorganization, JNL filed a claim (the "503(b) Claim") against the Company with the United States Bankruptcy Court, Eastern District of Wisconsin ("Bankruptcy Court") for reimbursement of approximately $3.3 million of professional fees and disbursements incurred in connection with the Chapter 11 Reorganization pursuant to Section 503(b) of the Bankruptcy Code. By order dated June 3, 1996, the Bankruptcy Court awarded JNL the sum of $500. JNL appealed the decision to the United States District Court for the Eastern District of Wisconsin. On June 26, 1997, the District Court denied the appeal as moot but returned the matter to the Bankruptcy Court for further proceedings with leave to appeal again after further determination of the Bankruptcy Court. On July 11, 1997, JNL moved the Bankruptcy Court for relief from the final judgment entered on the 503(b) Claim. Pursuant to a Settlement Agreement between the Company and JNL dated as of August 21, 1997, attached to this Schedule 14D-9 as Exhibit 10 and incorporated herein by reference, subject to Bankruptcy Court approval, JNL will settle and release the Company from the 503(b) Claim in consideration of a payment to JNL by the Company of $200,000.

     The Company is normally subject to numerous product liability claims, many of which relate to products no longer manufactured by Bucyrus or its subsidiaries, and other claims arising in the ordinary course of business. The Company has insurance covering most of said claims, subject to varying deductibles ranging from $0.3 million to $3.0 million, and has various limits of liability depending on the insurance policy year in question. It is the view of management that the final resolution of said claims and other similar claims which are likely to arise in the future will not individually or in the aggregate have a material effect on the Company's financial position or results of operations, although no assurance to that effect can be given.

     The Company is involved in various other litigation arising in the normal course of business. It is the view of management that the Company's recovery or liability, if any, under pending litigation is not expected to have a material effect on the Company's financial position or results of operations, although no assurance to that effect can be given.

ENVIRONMENTAL AND RELATED MATTERS

     The Company's operations and properties are subject to a broad range of federal, state, local and foreign laws and regulations relating to environmental matters, including laws and regulations governing discharges into the air and water, the handling and disposal of solid and hazardous substances and wastes, and the remediation of contamination associated with releases of hazardous substances at Company facilities and at off-site disposal locations. These laws are complex, change frequently and have tended to become more stringent over time. Future events, such as compliance with more stringent laws or regulations, or more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws, could require additional expenditures by the Company, which may be material. See "Risk Factors -- Environmental and Related Matters."

     Certain environmental laws, such as CERCLA, provide for strict, joint and several liability for investigation and remediation of spills and other releases of hazardous substances. Such laws may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes or other contamination attributable to an entity or its predecessors come to be located.

     The Company was one of 53 entities named by the U.S. Environmental Protection Agency ("EPA") as PRPs with regard to the Millcreek dumpsite, located in Erie County, Pennsylvania, which is on the National Priorities List of sites for cleanup under CERCLA. The Company was named as a result of allegations that it disposed of foundry sand at the site in the 1970's. Both the

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United States government and the Commonwealth of Pennsylvania initiated actions to recover cleanup costs; the Company has settled with both with respect to its liability for past costs. In addition 37 potentially responsible parties ("PRPs"), including the Company, have received Administrative Orders issued by the EPA pursuant to Section 106(a) of CERCLA to perform site capping and flood control remediation at the Millcreek site. The Company is one of 18 parties responsible for a share of the estimated $7.0 million in costs, which share is presently proposed as per capita but may be subject to reallocation before the conclusion of the case.

     In December 1990, the Wisconsin Department of Natural Resources ("DNR") conducted a pre-remedial screening site inspection on property owned by the Company located at 1100 Milwaukee Avenue, in South Milwaukee, Wisconsin. Approximately 35 acres of this site were allegedly used as a landfill by the Company until approximately 1983. The Company disposed of certain manufacturing wastes at the site, primarily foundry sand. DNR's Final Site Screening Report, dated April 16, 1993, summarized the results of additional investigation. A DNR Decision Memo, dated July 21, 1991, which was based upon the testing results contained in the Final Site Screening Report, recommended additional groundwater, surface water, sediment and soil sampling. To date, the Company is not aware of any initiative by the DNR to require any further action with respect to this site. Consequently, the Company has not regarded and does not regard, this site as presenting a material contingent liability. There can be no assurance, however, that additional investigation by the DNR will not be conducted with respect to this site at some later date or that this site will not in the future require removal or remedial actions to be performed by the Company, the costs of which could, depending on the circumstances, be material.

     Prior to 1985, a wholly owned indirect subsidiary of Bucyrus provided comprehensive general liability insurance coverage for affiliate corporations. The subsidiary issued such policies for occurrences during the years 1974 to 1984, which policies could involve material liability. Claims have been made under certain of these policies for certain potential CERCLA liabilities of former Bucyrus subsidiaries. It is possible that other claims could be asserted in the future with respect to such policies. While the Company does not believe that liability under such policies will result in material costs, this cannot be guaranteed.

     Along with multiple other parties, the Company or its subsidiaries are currently PRPs under CERCLA and analogous state laws at three additional sites at which Bucyrus and/or its subsidiaries (including the above referenced insurance subsidiary by insurance claim) may incur future costs. While CERCLA imposes joint and several liability on responsible parties, liability for each site is likely to be apportioned among the parties. The Company does not believe that its potential liability in connection with these sites or any other discussed above, either individually or in the aggregate, will have a material adverse effect on the Company's business, financial condition or results of operations. However, the Company cannot guarantee that it will not incur cleanup liability in the future with respect to sites formerly or presently owned or operated by the Company, or with respect to off-site locations, the costs of which could be material.

     The Company has also been named as a defendant in seven pending premises liability asbestos cases, which are proceeding both in the state courts of Indiana and federal court. In all these cases, insurance carriers have accepted the defense of such cases. These cases are in preliminary stages and while the Company does not believe that costs associated with these matters will be material, it cannot guarantee that this will be the case.

     While no assurance can be given, the Company believes that expenditures for compliance and remediation will not have a material effect on its capital expenditures, earnings or competitive position.

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PATENTS, LICENSES AND FRANCHISES

     The Company has a number of United States and foreign patents, patent applications and patent licensing agreements. It does not consider its business to be materially dependent upon any patent, patent application, or patent license agreement.

CHAPTER 11 REORGANIZATION

     On February 4, 1988, the Company was acquired in a leveraged buyout by former members of management and a group of investors led by Goldman, Sachs & Co. and Broad Street Investment Fund (the "LBO"). The Company was acquired for approximately $300 million of which only $2.0 million was equity.

     Although the Company's strong aftermarket parts business covered most of its cash flow requirements, it was insufficient to service the LBO debt and simultaneously provide the working capital necessary to build new machines. Moreover, the Company's former management employed a strategy of selling new machines below cost in order to maintain market share and to compensate its customers for the long lead times that resulted from the lack of sufficient working capital to stock the components required to match the lead times of its competitors.

     While the Company experienced increasing net sales from 1988 to 1991, the Company continued to increase its use of leverage. Additionally, in 1990 the Company settled tax disputes for the years 1977 to 1982 that required an additional $22 million of borrowings. Subsequently, in January 1993, in the midst of a cyclical downturn in the mining industry, the Company's interest expense obligations increased dramatically as the interest rates on several issues of the Company's debt obligations reset resulting in the majority of the Company's debt obligations accruing interest at effective rates ranging from 15% to in excess of 20%. The Company subsequently announced its intention not to pay interest on a large majority of its debt obligations, and in February 1994, the Company filed a prepackaged plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. In December 1994, the Company's plan of reorganization was confirmed.




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